Exhibit 99.1

Servotronics Appoints Robert Fraass as Chief Financial Officer

Elma, NY, April 26, 2023 – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced today that Robert Fraass has been appointed Chief Financial Officer of the Company effective May 1, 2023. He replaces Lisa F. Bencel who will be leaving the Company later in May to pursue other interests.

Mr. Fraass most recently comes from Stark Technologies Group, Inc. where he served as Senior Vice President of Finance – Corporate Controller & Treasurer. He has also held several executive finance roles of increasing responsibility at PostProcess Technologies, Ivoclar Vivadent, Integer and Integrys Energy Services.

“Rob is a seasoned professional who comes to Servotronics with over twenty years of experience developing financial strategies for sustainable growth, working collaboratively to achieve strategic goals and providing accurate and timely financial reporting” said William F. Farrell, Jr., Chief Executive Officer of Servotronics. “We are delighted he is joining our organization and look forward to the addition of his strategic leadership to our executive team. We also want to thank Lisa for her dedication and contributions during the past six years, and wish her the very best of success in her future endeavors.”

Mr. Fraass attended Bucknell University in Pennsylvania where he graduated with a Bachelor of Science degree in Business Administration and Accounting. He is a Certified Public Accountant, Certified Management Accountant and a Chartered Global Management Accountant.

ABOUT SERVOTRONICS

The Company is composed of two groups – the Advanced Technology Group (ATG) and the Consumer Products Group (CPG). The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American